Exhibit 99.1

FOR IMMEDIATE RELEASE
January 21, 2005

Contacts:
Analysts		Media
Jay Gould	(614) 480‑4060	Todd Bailey	(614) 480‑4588
Susan Stuart	(614) 480‑3878

HUNTINGTON BANCSHARES INCORPORATED

• REPORTS 2004 FOURTH QUARTER AND FULL YEAR RESULTS
• Fourth Quarter $0.39 Earnings Per Share Includes a Negative $0.04 From Significant Items
• Full Year $1.71 Earnings Per Share

• PROVIDES 2005 GAAP EARNINGS PER SHARE GUIDANCE OF $1.78-$1.83 PER SHARE

     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2004 fourth quarter earnings of $91.1 million, or $0.39 per common share, including a net negative impact of $0.04 per share related to significant items. This compares with $93.3 million, or $0.40 per common share, in the year-ago quarter and $93.5 million, or $0.40 per common share, in the 2004 third quarter.

     Full-year earnings for 2004 were $398.9 million, or $1.71 per common share, up 7% and 6%, respectively, from full-year 2003 earnings of $372.4 million, or $1.61 per common share.

     “Fourth quarter fundamentals were good, though net income was negatively impacted by a net $0.04 per share for SEC-related expenses, property lease impairment, and a one-time adjustment for a securitization structure consolidated in a prior period,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “Loan growth was again strong. Average total loans and leases increased at an annualized 15% rate from the third quarter with both consumer loans and middle market commercial and industrial loans growing at a 19% annualized rate. We were particularly encouraged to see middle market commercial and industrial loan growth in each of the last five months.”

     “Average core deposits increased at a 10% annualized rate, with both interest bearing demand deposits, as well as non-interest bearing deposits growing at 15% annualized rates,” he noted. “These increases were supported by continued growth in the number of consumer demand deposit households and small business demand deposit relationships, as our sales efforts continue to gain traction.”

     “We were very pleased with the improvement in the net interest margin,” he continued. “Expenses continued to be influenced by SEC-related and Unizan conversion expenses, as well as costs associated with Sarbanes-Oxley 404 compliance.”

     “Overall credit quality performance remained strong,” he said. “Though a unique loan workout situation resulted in all of the quarter’s OREO and NPA increase, the properties in question are already under contract to be sold early in 2005. Net charge-offs as an annualized percent of average total loans and leases were 36 basis points, up from 30 basis points in the third quarter but well within expectations.”

     He concluded, “2004 was a year of significant progress on a number of fronts: loan and deposit growth, consumer and small business account growth, and strong credit quality performance. Associates remained very focused on growing our core businesses, improving service quality, and attracting new customers. This momentum positions us well for 2005.”

     Significant 2004 fourth quarter performance highlights included:

•	$6.5 million pre-tax ($0.03 earnings per share) SEC-related expenses and accruals.

•	$7.8 million pre-tax ($0.02 earnings per share) one-time property lease impairment resulting from an annual fourth quarter property valuation review, which impacted net occupancy expense.

•	$3.7 million pre-tax ($0.01 earnings per share) one-time funding cost adjustment for a securitization structure consolidated in a prior period, which lowered interest expense and increased net interest income, as well as the net interest margin.

     Highlights compared with 2004 third quarter included:

•	4% (15% annualized) growth in average total loans and leases reflecting 5% (19% annualized) growth in consumer loans and 5% (19% annualized) growth in middle market commercial and industrial loans.

•	3% (11% annualized) growth in average small business loans.

•	2% (10% annualized) growth in average total core deposits.

•	3.38% net interest margin, including a 6 basis point positive impact from the $3.7 million funding cost adjustment for a securitization structure consolidated in a prior period, up from 3.30%.

•	0.36% annualized net charge-offs, up from 0.30%.

•	0.46% period-end non-performing asset (NPA) ratio, including a 15 basis point impact from other real estate owned (OREO) properties associated with a workout of a mezzanine loan relationship, compared with 0.36% at September 30, 2004.

•	1.15% period-end allowance for loan and lease losses (ALLL) ratio, down from 1.25% at September 30, 2004.

•	7.87% period-end tangible common equity to risk-weighted assets ratio, up from 7.83% at September 30, 2004.

Discussion of Performance

     Fully taxable equivalent net interest income increased $14.6 million, or 6%, from the year-ago quarter, reflecting the favorable impact of an 8% increase in average earning assets, partially offset by a 4 basis point, or an effective 1%, decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.38% from 3.42% in the year-ago quarter. The current quarter net interest margin, however, reflected the one-time 6 basis point favorable impact from the funding cost adjustment noted above. Excluding this 6 basis point impact, the fourth quarter net interest margin was 3.32%. The decline from the year-ago quarter reflected the impact of lower rates and the strategic repositioning of portfolios to reduce automobile loans and increase the relative proportion of lower-rate, lower-risk, residential real estate-related loans.

     Compared with the 2004 third quarter, fully taxable equivalent net interest income increased $12.0 million, or 5%, reflecting the favorable impact of a 3% increase in average earning assets and an 8 basis point increase in the net interest margin to 3.38% from 3.30% in the 2004 third quarter. The 2004 fourth quarter net interest margin reflected the favorable one-time 6 basis point impact from the funding cost adjustment noted above.

     Average total loans and leases increased $1.6 billion, or 8%, from the 2003 fourth quarter due primarily to a $1.1 billion, or 9%, increase in average consumer loans. Contributing to the consumer loan growth was a $1.2 billion, or 48%, increase in average residential mortgages and a $0.9 billion, or 24%, increase in average home equity loans. Demand for residential mortgages and home equity loans remained strong as interest rates remained near historically low levels.

     Average total automobile loans declined $1.6 billion, or 46%, from the year-ago quarter reflecting the sale of $1.5 billion of automobile loans over this 12-month period as part of a strategy of reducing automobile loan and lease exposure to a targeted 20% of total credit exposure. Partially offsetting the decline in automobile loans was rapid growth in direct financing leases due to the migration from operating lease assets, which have not been originated since April 2002. At December 31, 2004, the total exposure to automobile financing was $5.0 billion, down from $6.2 billion at the end of 2003, and represented 21% of total credit exposure, down from 28% a year earlier, and 33% at the end of 2002.

($ billions)	12/31/04	12/31/03	12/31/02

Total Company
Loans and leases	$23.6	$21.1	$18.6
Operating lease assets	0.6	1.3	2.2
Securitized loans	—	0.0	1.1

Total credit exposure	$24.1	$22.4	$21.9

Automobile Financing
Loans and leases	$4.4	$4.9	$3.9
Operating lease assets	0.6	1.3	2.2
Securitized loans	—	0.0	1.1

Total auto exposure	$5.0	$6.2	$7.2
% Total credit exposure	21%	28%	33%

     Average total commercial loans were $10.1 billion, up $0.6 billion, or 6%, from the year-ago quarter. This increase reflected a $0.3 billion, or 10%, increase in middle market real estate loans and $0.2 billion, or 12%, increase in small business loans. Middle market commercial and industrial loans were essentially unchanged from the year-ago period.

     Compared with the third quarter, average total loans and leases in the 2004 fourth quarter increased $0.8 billion, or 4%. Average total consumer loans accounted for most of this increase as they increased $0.6 billion, or 5%, reflecting a $0.2 billion, or 6%, increase in residential mortgages and a $0.2 billion, or 4%, increase in average home equity loans. In addition, average automobile loans and leases increased $0.2 billion, or 5%, due to growth in direct financing leases and, to a lesser degree, growth in automobile loans. Automobile loan production declined 15% from the third quarter reflecting continued aggressive competitiveness in this sector. Average total commercial loans increased $0.3 billion, or 3%. This was led by a $0.2 billion, or 5%, increase in middle market commercial and industrial loans. Average small business loans increased 3% with middle market real estate loans essentially unchanged.

     Average investment securities declined $0.3 billion, or 6%, from the year-ago quarter and declined $0.5 billion, or 10%, from the 2004 third quarter.

     Average total core deposits in the fourth quarter were $16.9 billion, up $1.4 billion, or 9%, from the year-ago quarter, reflecting a $1.2 billion, or 18%, increase in average interest bearing demand deposit accounts, and a $0.3 billion, or 9%, increase in non-interest bearing deposits. Compared with the 2004 third quarter, average total core deposits increased $0.4 billion, or 2%, reflecting growth in interest bearing demand deposits, up $0.3 billion, or 4%, as well as non-interest bearing deposits, up $0.1 billion, or 4%.

     Non-interest income decreased $63.6 million, or 26%, from the year-ago quarter. Comparisons with prior-period results were heavily influenced by the decline in operating leases and related operating lease income. These declines are expected to continue, though diminishing over time, as all automobile leases originated since April 2002 are direct financing leases with income reflected in net interest income, not non-interest income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $50.2 million, or 48%, from the 2003 fourth quarter.

     Excluding operating lease income, non-interest income decreased $13.4 million, or 9%, from the year-ago quarter with the primary drivers being:

•	$16.3 million gain on sale of automobile loans in the year-ago quarter with no such gain in the current quarter.

•	$3.0 million, or 7%, decline in service charges on deposit accounts primarily reflecting lower consumer NSF and overdraft service charge income and, to a lesser degree, lower service charges on commercial accounts related to higher commercial deposit credits that occur as interest rates increase, as well as a decrease in check processing activity.

•	$1.5 million, or 10%, decline in brokerage and insurance income due to lower annuity income.

Partially offset by:

•	$4.5 million increase in other income reflecting investment banking and other equity investment gains.

•	$1.5 million, or 10%, increase in trust services income.

•	$1.4 million, or 15%, increase in other service charges and fees due to increased check card volume and higher interchange rates.

     Compared with the 2004 third quarter, non-interest income declined $7.0 million, or 4%. This comparison was also heavily influenced by the decline in operating lease income for the reasons noted above. Reflecting the run-off of the operating lease portfolio, operating lease income declined $9.3 million, or 14%, from the 2004 third quarter. Excluding operating lease income, non-interest income increased $2.4 million, or 2%, from the 2004 third quarter with the primary drivers being:

•	$6.0 million increase in other income reflecting the benefit of investment banking and other equity investment gains, partially offset by higher MSR hedge-related trading losses.

•	$4.4 million increase in mortgage banking income primarily reflecting a $0.7 million MSR temporary impairment recovery in the current quarter compared with a $4.1 million MSR temporary impairment in the third quarter. The carrying value of MSRs as a percent of mortgages serviced for others was 1.12% at December 31, 2004, little changed from 1.13% at September 30, 2004.

Partially offset by:

•	$5.7 million decline in investment securities gains with the current quarter reflecting $2.1 million of such gains, compared with $7.8 million of such gains in the 2004 third quarter.

•	$2.2 million, or 5%, decline in service charges on deposit accounts primarily reflecting lower consumer NSF and overdraft service charge income, and to a lesser degree, lower service charges on commercial accounts.

     Non-interest expense decreased $36.5 million, or 11%, from the year-ago quarter. Comparisons with prior-period results were influenced by the decline in operating lease expense as the operating lease portfolio continues to run-off (see above operating lease income discussion). Operating lease expense declined $37.3 million, or 44%, from the 2003 fourth quarter. Excluding operating lease expense, non-interest expense increased $0.8 million, or less than 1%, from the year-ago quarter reflecting:

•	$11.2 million increase in net occupancy expense reflecting a $7.8 million property lease impairment, as well as a write-down on vacated facilities as a renovated facility was re-occupied.

•	$7.0 million increase in personnel costs due to higher pension-related expenses.

Partially offset by:

•	$15.3 million loss on early extinguishment of debt in the year-ago quarter with no such loss in the current quarter.

•	$1.3 million decline in marketing expense.

•	$1.1 million decline in equipment expense.

     Compared with the 2004 third quarter, non-interest expense increased $7.6 million, or 3%. Comparisons with prior-period results were also heavily influenced by the decline in operating lease expense. Operating lease expense declined $6.6 million, or 12%, from the 2004 third quarter. Excluding operating lease expense, non-interest expense increased $14.2 million, or 6%, from the third quarter reflecting:

•	$9.2 million increase in net occupancy as the current quarter included $7.8 million in property lease impairment and write-down on vacated facilities as noted above.

•	$1.2 million of restructuring reserve releases in the third quarter compared with no reserve charges or releases in the current quarter.

•	$1.0 million increase in personnel costs reflecting higher pension expenses.

Partially offset by:

•	$2.7 million decline in professional services.

     In addition to the above-mentioned items, SEC-related expenses and accruals, as well as Unizan related expenses related to integration planning and systems conversions, contributed to the change in expense from the year-ago and third quarter periods. Specifically, SEC-related expenses and accruals totaled $6.5 million in the 2004 fourth quarter, up from $5.5 million in the third quarter. These expenses and accruals impacted the professional services and other expense categories. Unizan integration planning and systems conversion expenses totaled $0.9 million and $1.8 million in the 2004 fourth and third quarters, respectively. In addition to impacting the data processing and other services expense category, a portion of these expenses was also spread across various other expense categories.

Credit Quality

     Total net charge-offs for the 2004 fourth quarter were $20.9 million, or an annualized 0.36% of average total loans and leases. This was a decrease from $55.1 million, or 1.03%, in the year-ago quarter but an increase from $16.5 million, or an annualized 0.30% of average total loans and leases in the third quarter.

     Total commercial net charge-offs in the fourth quarter were $5.2 million, or an annualized 0.21%, down from $36.9 million, or an annualized 1.55%, in the year-ago quarter. In the 2003 fourth quarter the credit workout group identified an economically attractive opportunity to sell $99 million of lower quality loans, including $43 million of non-performing assets (NPAs), which resulted in $26.6 million in commercial and middle market commercial real estate loan net charge-offs, or an annualized 0.50% of average total loans and leases. Excluding this $26.6 million in net charge-offs, 2003 fourth quarter net charge-offs were $28.6 million, or 0.53%, of average loans and leases. Total commercial net charge-offs in the 2004 third quarter were only $2.6 million, or an annualized 0.10%.

     Total consumer net charge-offs in the current quarter were $15.8 million, or an annualized 0.49% of related loans. This compared with $18.2 million, or 0.61%, in the year-ago quarter with this decline heavily influenced by lower automobile loan and lease net charge-offs. Total automobile loan and lease net charge-offs in the 2004 fourth quarter were $7.5 million, or an annualized 0.70% of related loans and leases, down significantly from $13.3 million, or an annualized 1.00%, in the year-ago quarter.

     Compared with the 2004 third quarter, fourth quarter total consumer net charge-offs increased $1.8 million, reflecting a $1.1 million increase in home equity loan net charge-offs which were $5.3 million, or 0.48%, of related loans. The increase in the current quarter reflected a $1.0 million reclassification from other consumer net charge-offs applicable to prior periods and a continuation of our conservative collateral valuations and charge-off policies. Net charge-offs on automobile loans and leases were essentially unchanged from third quarter performance.

     Credit losses on operating lease assets are included in operating lease expense and were $3.0 million in the current quarter, down from $8.8 million in the year-ago quarter and $5.0 million in the third quarter. Recoveries on operating lease assets are included in operating lease income and totaled $2.0 million, $1.9 million, and $1.2 million, for the same periods, respectively. The ratio of operating lease asset credit losses to average operating lease assets, net of recoveries, was an annualized 0.65% in the current quarter, 2.05% in the year-ago quarter, and 1.89% in the 2004 third quarter. As noted in the non-interest income discussion above, the operating lease portfolio will decline over time as no new operating lease assets have been generated since April 2002.

     NPAs were $108.6 million at December 31, 2004, and represented 0.46% of related assets, up $21.2 million from $87.4 million, or 0.41%, at the end of the year-ago quarter and up $28.1 million from $80.5 million, or 0.36%, at September 30, 2004. All of the increase from both the year-ago and prior quarters related to the workout of a troubled mezzanine financing relationship. During the fourth quarter, OREO reflected a $35.7 million increase for properties related to the workout of $5.9 million of non-performing mezzanine loans as Huntington took ownership of the partnership, which required consolidation of the partnership’s assets and liabilities including these properties. These properties are subject to $29.8 million of non-recourse debt to another financial institution, and are in contract for sale early in 2005.

     Non-performing loans and leases (NPLs), which exclude OREO, were $64.0 million at December 31, 2004, down 15% from $75.5 million a year earlier and down 6% from the end of the third quarter including the impact of the sale of an $8.8 million pool of NPLs in the fourth quarter. Expressed as a percent of total loans and leases, NPLs were 0.27% at December 31, 2004, down from 0.36% at December 31, 2003, and 0.30% at September 30, 2004.

     The over 90-day delinquent, but still accruing, ratio was 0.23% at December 31, 2004, little changed from 0.27% a year ago, and 0.24% at September 30, 2004.

Allowances for Credit Losses (ACL)

     The company maintains two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL).

     The December 31, 2004, ALLL was $271.2 million, down from $299.7 million a year earlier and $282.7 million at September 30, 2004. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2004, was 1.15%, down from 1.42% a year ago and 1.25% at September 30, 2004. These declines reflected the improvement in the economic outlook, the change in the mix of the loan portfolio to lower-risk residential mortgages and home equity loans, and the reduction of specific reserves related to improved or resolved individual problem commercial credits. The 27 basis point decline in the ALLL ratio from a year ago consisted of a 10 basis point decline in the transaction reserve component, a 9 basis point decline in the specific reserve component, and an 8 basis point decline in the economic reserve component. The 10 basis point decline in the ALLL ratio from September 30, 2004, consisted of a 6 basis point decline in the transaction reserve component, a 3 basis point decline in the specific reserve component, and a 1 basis point decline in the economic reserve. The ALLL as a percent of NPAs was 250% at December 31, 2004, which was reduced by the 122% impact from the mezzanine-related OREO. This compared with 343% a year ago, and 351% at September 30, 2004.

     The December 31, 2004, AULC was $33.2 million, down from $35.5 million at the end of the year-ago quarter, but up from $30.0 million at September 30, 2004.

     On a combined basis, the ACL as a percent of total loans and leases was 1.29% at December 31, 2004, compared with 1.59% a year earlier and 1.38% at the end of last quarter. Similarly, the ACL as a percent of NPAs was 280% at December 31, 2004, compared with 384% a year earlier and 389% at September 30, 2004.

     The provision for loan and lease losses in the 2004 fourth quarter was $12.7 million, a $13.7 million reduction from the year-ago quarter, but a $0.9 million increase from the 2004 third quarter. The reduction in provision expense from the year-ago quarter reflected overall improved portfolio quality performance and a stronger economic outlook, only partially offset by provision expense related to loan growth. The increase in provision expense from the third quarter primarily reflected loan growth, partially offset by the benefit of higher recoveries.

Capital

     At December 31, 2004, the tangible equity to assets ratio was 7.18%, up from 6.79% a year ago, and 7.11% at September 30, 2004. At December 31, 2004, the tangible equity to risk-weighted assets ratio was 7.87%, up from 7.31% at the end of the year-ago quarter, and 7.83% at September 30, 2004. The increase in the tangible equity to risk-weighted assets ratio reflected primarily the positive impact resulting from reducing the overall risk profile of earning assets throughout this period, most notably a less risky loan portfolio mix.

2005 Outlook

     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis. Furthermore, such guidance excludes any impact from potential future loan sales or other one-time items not certain at the time such earnings guidance is provided.

     “The trend and absolute level of interest rates, as well as the overall economic environment are key in setting performance expectations,” said Hoaglin. “At this time, the outlook for these factors are favorable and almost identical to our expectations a year-ago. Specifically, we anticipate modest economic growth in our regions and a gradual rise in the level of interest rates. We expect continued solid demand for home equity loans, small business loans, and middle market commercial real estate loans. Growth in residential mortgages is expected to be good, though less than last year. Importantly, we expect improved demand for middle market commercial C&I loans. Another good year in growing deposits is expected as we continue to improve our sales performance results and build on our success in growing our retail and commercial account bases. ”

     “We believe our net interest margin throughout the year will remain relatively consistent with the 2004 full-year level of 3.33%. Non-interest income, excluding the impact of declining operating lease income, should increase in the mid-single digit range. Improving expense efficiency will be more of a focus, and excluding the impact of declining operating lease expense, we expect to hold expenses flat with the 2004 level.”

     “The total net charge-off, NPL, and allowance for loan and lease loss ratios are expected to hold fairly steady around fourth quarter performance levels. However, loan loss provision expense will increase in order to accommodate loan growth.”

     “Reflecting these factors, we are targeting reported, or GAAP, earnings of $1.78-$1.83 per share in 2005. This excludes any impact from SEC-related expenses, the implementation of FAS 123 for stock option expense accounting, or share buybacks. To the degree such impacts are known, they will be included in future earnings guidance,” he concluded.

SEC Investigation and Banking Regulatory Agreements

     As previously announced, Huntington continues to have ongoing discussions with the staff of the Securities and Exchange Commission (SEC) regarding resolution of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. It is anticipated that a settlement of this matter, which is subject to approval by the SEC, will involve the entry of an order by the SEC requiring Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a civil money penalty. At year end, the company had reserves related to the expectation of the imposition of a civil money penalty, which the company viewed as sufficient given negotiations with the SEC. However, no assurances can be made that any assessed penalty may not exceed this amount.

     Also as previously announced, Huntington expects to enter into formal supervisory agreements with its banking regulators, the Federal Reserve and Office of the Comptroller of the Currency, providing for a comprehensive action plan designed to address its financial reporting and accounting policies, procedures and controls, and its corporate governance practices. Huntington remains in active dialogue with banking regulators concerning these and related matters and is working diligently to resolve them in a full and comprehensive manner.

Conference Call / Webcast Information

     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 866-847-7860. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available two hours after the completion of the call through the end of this month at 888-266-2081; conference ID 616966.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Quarterly Financial Review supplement to this earnings release, which can be found on Huntington’s website at huntington-ir.com.

Annualized data

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully taxable equivalent interest income and net interest margin

     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

     Significant one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.

NM or nm

     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.

About Huntington

     Huntington Bancshares Incorporated is a $33 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 139 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of approximately 700 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania, and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland, and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics
(Unaudited)

				Percent Change
(in thousands, except per share amounts)	4Q04	3Q04	4Q03	3Q04	4Q03

Net Interest Income	$239,068	$227,058	$224,315	5.3%	6.6%
Provision for Credit Losses	12,654	11,785	26,341	7.4	(52.0)
Non-Interest Income	182,940	189,891	246,510	(3.7)	(25.8)
Non-Interest Expense	281,014	273,423	317,465	2.8	(11.5)

Income Before Income Taxes	128,340	131,741	127,019	(2.6)	1.0
Provision for Income Taxes	37,201	38,255	33,758	(2.8)	10.2

Net Income	$91,139	$93,486	$93,261	(2.5)%	(2.3)%

Net Income per common share — diluted	$0.39	$0.40	$0.40	(2.5)	(2.5)
Cash dividends declared per common share	0.200	0.200	0.175	—	14.3
Book value per common share at end of period	10.96	10.69	9.93	2.5	10.3

Average common shares — basic	231,147	229,848	228,902	0.6	1.0
Average common shares — diluted	235,462	234,348	231,986	0.5	1.5

Return on average assets	1.13%	1.18%	1.22%
Return on average shareholders’ equity	14.6	15.4	16.6
Net interest margin (1)	3.38	3.30	3.42
Efficiency ratio (2)	66.4	66.3	67.1
Effective tax rate	29.0	29.0	26.6

Average loans and leases	$23,032,173	$22,194,826	$21,406,486	3.8%	7.6%
Average loans and leases — linked quarter annualized growth rate.	15.1%	7.9%	17.5%
Average earning assets	28,506,464	27,736,806	26,426,249	2.8	7.9
Average core deposits (3)	16,908,269	16,509,879	15,543,934	2.4	8.8
Average core deposits — linked quarter annualized growth rate (3)	9.7%	6.9%	(6.5)%
Average core deposits — excluding Retail CDs	$14,454,571	$14,095,580	$13,052,055	2.5	10.7
Average core deposits excl. Retail CDs — linked quarter annualized growth rate	10.2%	7.7%	(5.7)%
Average total assets	$32,060,518	$31,458,712	$30,422,986	1.9	5.4
Average shareholders’ equity	2,481,373	2,411,746	2,228,129	2.9	11.4

Total assets at end of period	$32,565,497	$31,808,240	$30,519,326	2.4	6.7
Total shareholders’ equity at end of period	2,537,638	2,460,917	2,275,002	3.1	11.5

Net charge-offs (NCOs)	$20,913	$16,480	$55,143	26.9	(62.1)
NCOs as a % of average loans and leases	0.36%	0.30%	1.03%
Non-performing loans and leases (NPLs)	$63,962	$67,784	$75,481	(5.6)	(15.3)
Non-performing assets (NPAs)	108,568	80,476	87,386	34.9	24.2
NPAs as a % of total loans and leases and other real estate (OREO)	0.46%	0.36%	0.41%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.15	1.25	1.42
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.29	1.38	1.59
ALLL as a % of NPLs	424	417	397
ALLL as a % of NPAs	250	351	343

Tier 1 risk-based capital (4)	9.09	9.10	8.53
Total risk-based capital (4)	12.38	12.53	11.95
Tier 1 leverage (4)	8.41	8.36	7.98
Average equity / assets	7.74	7.67	7.32
Tangible equity / assets (5)	7.18	7.11	6.79

N.M. - Not Meaningful.

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.2 million for all periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.

(4)	Estimated at the end of December, 2004.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

HUNTINGTON BANCSHARES INCORPORATED
Annual Key Statistics
(Unaudited)

			Change
(in thousands, except per share amounts)	2004	2003	Amount	Percent

Net Interest Income	$911,374	$848,986	$62,388	7.3%
Provision for Credit Losses	55,062	163,993	(108,931)	(66.4)
Non-Interest Income	818,598	1,069,153	(250,555)	(23.4)
Non-Interest Expense	1,122,244	1,230,159	(107,915)	(8.8)

Income Before Income Taxes	552,666	523,987	28,679	5.5
Provision for Income Taxes	153,741	138,294	15,447	11.2

Income before cumulative effect of change in accounting principle	398,925	385,693	13,232	3.4
Cumulative effect of change in accounting principle, net of tax	—	(13,330)	13,330	N.M.

Net Income	$398,925	$372,363	$26,562	7.1%

Income per common share before cumulative effect of change in accounting principle — diluted	$1.71	$1.67	0.04	2.4%
Net Income per common share — diluted	1.71	1.61	0.10	6.2
Cash dividends declared per common share	0.750	0.670	0.08	11.9

Average common shares — basic	229,913	229,401	512	0.2
Average common shares — diluted	233,846	231,582	2,264	1.0

Return on average assets	1.27%	1.33%
Return on average shareholders’ equity	16.8	17.6
Net interest margin (1)	3.33	3.49
Efficiency ratio (2)	65.0	63.9
Effective tax rate	27.8	26.4

Average loans and leases	$22,126,894	$20,023,718	$2,103,176	10.5%
Average earning assets	27,697,075	24,592,685	3,104,390	12.6
Average total assets	31,432,746	28,971,701	2,461,045	8.5
Average core deposits (3)	16,284,727	15,437,060	847,667	5.5
Average core deposits — excluding Retail CDs	13,867,661	12,735,282	1,132,379	8.9
Average shareholders’ equity	2,374,137	2,196,349	177,788	8.1

Net charge-offs (NCOs)	78,535	161,809	(83,274)	(51.5)
NCOs as a % of average loans and leases	0.35%	0.81%

N.M. - Not Meaningful.

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangibles ($0.8 million for both periods above) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses) .

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, retail CDs and other domestic time deposits.